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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)


                             MotherNature.com, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   61978K 10 5
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                                 (CUSIP Number)



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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 61978K 10 5

1)       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (entities only)

         Rodale Inc.
         23-1424605

2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)

         (b)

3)       SEC Use Only

4)       Citizenship or Place of Organization

         PA

Number of                  (5)      Sole Voting Power:        654,044 Shares
Shares
Beneficially               (6)      Shared Voting Power:      0
Owned by
Each                       (7)      Sole Dispositive Power:   654,044 Shares
Reporting
Person With                (8)      Shared Dispositive Power: 0

9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         654,044 Shares

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11)      Percent of Class Represented by Amount in Row 9

         4.32%

12)      Type of Reporting Person (See Instructions)

         CO
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ITEM 1(a) NAME OF ISSUER:

MotherNature.com, Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

One Concord Farms
Concord, MA  01742

ITEM 2(a) NAME OF PERSON FILING:

Rodale Inc.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

Accounting Department
33 E. Minor Street
Emmaus, PA  18098

ITEM 2(c) PLACE OF ORGANIZATION:

PA

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(e) CUSIP NUMBER:

61978K 10 5

ITEM 3.

Not Applicable

ITEM 4. OWNERSHIP:

         (a)      Amount beneficially owned:  654,044 Shares

         (b)      Percent of class:  4.32%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote: 654,044
                           Shares
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                  (ii)     Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition of: 654,044 Shares

                  (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10. CERTIFICATIONS:

Not applicable
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                   February 7, 2001
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                   Date

                   RODALE INC.

                   By:      /s/ CLAUDIA MORF
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                   Signature

                   Claudia Morf, Senior Vice President - Chief Financial Officer
                   -------------------------------------------------------------
                   Name/Title